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                                                                    Exhibit 12.1

                                 Computation of
                       Ratio of Earnings to Fixed Charges

                                                                      Year Ended December 31,
(amounts in thousands)                                  2002         2001         2000        1999        1998
----------------------------------------------------------------------------------------------------------------
(Loss) income before income taxes and
extraordinary gain                                   $(147,866)   $(140,369)   $  62,353   $  22,522   $   6,544
Equity in losses of equity-method investees              3,405        1,962          385          --          --
                                                     ---------    ---------    ---------   ---------   ---------
(Loss) income before equity in losses of
equity-method investees and before income taxes
and extraordinary gain                                (144,461)    (138,407)      62,738      22,522       6,544
                                                     ---------    ---------    ---------   ---------   ---------
Plus fixed charges:
     Interest expense                                    7,254       17,966        6,384          35         143
     Amortization of costs related to indebtedness       1,095        2,647        1,088          --          --
     Estimated interest factor in rent expense/(1)/        576          734          428         345         252
                                                     ---------    ---------    ---------   ---------   ---------
Total Fixed Charges                                      8,925       21,347        7,900         380         395
                                                     ---------    ---------    ---------   ---------   ---------
Adjusted earnings (loss)                              (135,536)    (117,060)      70,638      22,902       6,939

Fixed charges                                            8,925       21,347        7,900         380         395

Deficiency in earnings to cover fixed charges        $(144,461)   $(138,407)   $      --   $      --   $      --

Ratio of earnings to fixed charges                           *            *          8.9        60.3        17.6

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* Calculation not meaningful as ratio is less then 1. Refer to "Deficiency in earnings to cover fixed charges" calculation.
(1) The interest factor in rent expense is estimated as one-third of rental expense.